NEW JERSEY RESOURCES CORPORATION
2017 Stock Award and Incentive Plan
Performance Share Units Agreement (TSR)

This Performance Share Units Agreement (the “Agreement”), which includes the attached “Terms and Conditions of Performance Share Units” (the “Terms and Conditions”) and the attached Exhibit A captioned “Performance Goal and Earning of Performance Share Units”, confirms the grant on November , 2020 (the “Grant Date”) by NEW JERSEY RESOURCES CORPORATION, a New Jersey corporation (the “Company”), to _____________ (“Employee”), under Sections 6(e), 6(i) and 7 of the 2017 Stock Award and Incentive Plan (the “Plan”), of Performance Share Units (the “Performance Share Units”), including rights to Dividend Equivalents as specified herein, as follows:

Target Number Granted: _______ Performance Share Units (“Target Number”)

How Performance Share Units are Earned and Vest: The Performance Share Units, if not previously forfeited, (i) will be earned, if and to the extent that the Performance Goal defined on Exhibit A to this Agreement is achieved, with the corresponding number of Performance Share Units earned (ranging from 0% to 150% of the Target Number) as specified on Exhibit A, on the date set forth on Exhibit A (the “Earning Date”) and (ii) will vest as to the number of Performance Share Units earned if Employee remains employed by the Company or a Subsidiary from the Grant Date through the Earning Date (the “Stated Vesting Date”). To the extent vested, all earned Performance Share Units shall be settled within 60 days after the Stated Vesting Date. In addition, if not previously forfeited or payable, upon a Change in Control prior to the Stated Vesting Date, the Performance Share Units (i) will be earned in an amount equal to (A) the Target Number of the Performance Share Units if the Change in Control occurs within the first 12 months of the 36-month earning period specified on Exhibit A or (B) the number of Performance Share Units that would have been earned based upon the actual level of achievement if the performance period had ended at the date of the Change in Control if the Change in Control occurs within the last 24 months of the 36-month earning period specified on Exhibit A and (ii) will (A) immediately vest on the Change in Control with respect to such earned Performance Share Units and will be settled within 60 days thereafter, if Employee remains employed by the Company or a Subsidiary from the Grant Date through the Change in Control and no provision is made for the continuance, assumption or substitution of the Performance Share Units by the Company or its successor in connection with the Change in Control, or (B) vest on the Stated Vesting Date with respect to such earned Performance Share Units and will be settled within 60 days thereafter, if Employee remains employed by the Company or a Subsidiary from the Grant Date through the Stated Vesting Date and provision is made for the continuance, assumption or substitution of the Performance Share Units by the Company or its successor in connection with the Change in Control. In addition, if not previously forfeited or payable, the Performance Share Units will become vested upon the occurrence of certain events relating to Employee’s Termination of Employment to the extent provided in Section 4 of the attached Terms and Conditions, and such vested Performance Share Units will continue to be subject to the Performance Goal and will be eligible to be earned if and to the extent that the Performance Goal is achieved or there is a Change in Control prior to the Stated Vesting Date and settled in accordance with Section 6(a) hereof. The terms “vest” and “vesting” mean that the Performance Share Units have become non-forfeitable in relation to Employee’s employment but may continue to be subject to a substantial risk of forfeiture based on the Performance Goal to the extent provided in Section 4 of the attached Terms and Conditions. If the Performance Goal is not met (or not fully met), and no Change in Control occurs within the first 12 months of the 36-month earning period specified on Exhibit A, the Performance Share Units (or the unearned portion of the Performance Share Units) will be immediately forfeited (whether vested or not). If Employee has a Termination of Employment prior to the Stated Vesting Date and the Performance Share Units are not otherwise vested by that date, the Performance Share Units will be immediately forfeited except as otherwise provided in Section 4 of the attached Terms and Conditions. Forfeited Performance Share Units cease to be outstanding and in no event will thereafter result in any delivery of shares of Stock to Employee.

Performance Goal and Earning Date: The Performance Goal and Earning Date, and the number of Performance Share Units earned for specified levels of performance at the Earning Date, shall be as specified in Exhibit A hereto.

Settlement: Performance Share Units that are to be settled hereunder, including Performance Share Units credited as a result of Dividend Equivalents, will be settled by delivery of one share of Stock, for each Performance Share Unit being settled. Settlement shall occur at the time specified above and in Section 6(a) of the attached Terms and Conditions.

Further Conditions to Settlement: Notwithstanding any other provision of this Agreement, except as otherwise set forth below, the Company’s obligation to settle the Performance Share Units and Employee’s right to distribution of the Performance Share Units will be forfeited immediately upon the occurrence of any one or more of the following events (defined terms are attached hereto as Exhibit B):

(a) Competitive Employment. In the event that Employee, prior to full settlement of the Performance Share Units and within the Restricted Territory, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, performs services of the type which are the same as or similar to those conducted, authorized, offered or provided by Employee to the Company within the last 24 months, and which support business activities which compete with the Business of the Company.

(b) Recruitment of Company Employees and Contractors. In the event that Employee, prior to full settlement of the Performance Share Units, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicits or induces any employee or independent contractor of the Company with whom Employee had Material Contact to terminate or lessen such employment or contract with the Company.

(c) Solicitation of Company Customers. In the event that Employee, prior to full settlement of the Performance Share Units, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicits any actual or prospective customers of the Company with whom Employee had Material Contact for the purpose of selling any products or services which compete with the Business of the Company.

(d) Solicitation of Company Vendors. In the event that Employee, prior to full settlement of the Performance Share Units, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicits any actual or prospective vendor of the Company with whom Employee had Material Contact for the purpose of purchasing products or services to support business activities which compete with the Business of the Company.

(e) Breach of Confidentiality. In the event that Employee, at any time prior to full settlement of the Performance Share Units, directly or indirectly, divulges or makes use of any Confidential Information or Trade Secrets of the Company other than in the performance of Employee’s duties for the Company. This provision does not limit the remedies available to the Company under common or statutory law as to trade secrets or other forms of confidential information, which may impose longer duties of non-disclosure and provide for injunctive relief and damages. Notwithstanding anything herein to the contrary, nothing herein is intended to or will be used in any way to prevent Employee from providing truthful testimony under oath in a judicial or administrative proceeding or to limit Employee’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law. The Employee further understands nothing herein limits the Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government agency or commission (“Government Agencies”). Nothing herein limits the Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by the Government Agency, including providing documents or information without notice to the Company. This Agreement does not limit the Employee’s right to receive an award for information provided to any Government Agency. Notwithstanding anything herein to the contrary, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Employee files a lawsuit for retaliation for reporting a suspected violation of law, the Employee may disclose the Trade Secret to his or her attorney and use the Trade Secret information in the court proceeding, as long as the Employee files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.

(f) Return of Property and Information. In the event that prior to full settlement of the Performance Share Units Employee fails to return all of the Company’s property and information (whether confidential or not) within Employee’s possession or control within seven (7) calendar days following the termination or resignation of Employee from employment with the Company. Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to Employee or which Employee has developed or collected in the scope of Employee’s employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by the Company, Employee shall certify in writing that Employee has complied with this provision, and has permanently deleted all Company information from any computers or other electronic storage devices or media owned by Employee. Employee may only retain information relating to the Employee’s benefit plans and compensation to the extent needed to prepare Employee’s tax returns.

(g) Disparagement. In the event that prior to full settlement of the Performance Share Units Employee makes any statements, either verbally or in writing, that are disparaging with regard to the Company or any of its subsidiaries or their respective executives and Board members.

(h) Failure to Provide Information. In the event that prior to full settlement of the Performance Share Units Employee fails to promptly and fully respond to requests for information from the Company regarding Employee’s compliance with any of the foregoing conditions.

If it is determined by the Leadership Development and Compensation Committee of the Company’s Board of Directors, in its sole discretion, that any of the foregoing events have occurred prior to full settlement of the Performance Share Units, any unpaid portion of the Performance Share Units will be forfeited without any compensation therefor, provided, however, that none of the foregoing conditions shall restrict any Employee who is a lawyer from practicing law. To the extent any such condition would restrict any Employee who is a lawyer from practicing law or would penalize the Employee for practicing law, such condition shall not be effective and the Leadership Development and Compensation Committee may not forfeit any of the Performance Share Units on account therefor.

The Performance Share Units are subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Performance Share Units attached hereto and deemed a part hereof. The number of Performance Share Units and the kind of shares deliverable in settlement and other terms and conditions of the Performance Share Units are subject to adjustment in accordance with Section 5 of the attached Terms and Conditions and Section 11(c) of the Plan.

Employee acknowledges and agrees that (i) the Performance Share Units are nontransferable, except as provided in Section 3 of the attached Terms and Conditions and Section 11(b) of the Plan, (ii) the Performance Share Units are subject to forfeiture in the event of Employee’s Termination of Employment in certain circumstances prior to vesting, as specified in Section 4 of the attached Terms and Conditions, (iii) the foregoing conditions shall apply to the Performance Share Units prior to settlement and (iv) sales of shares of Stock delivered upon settlement of the Performance Share Units will be subject to any Company policy regulating trading by employees.

Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

IN WITNESS WHEREOF, NEW JERSEY RESOURCES CORPORATION has caused this Agreement to be executed by its officer thereunto duly authorized.

NEW JERSEY RESOURCES CORPORATION

By:
[NAME]
[Title]

EMPLOYEE

[NAME]
[Title]

TERMS AND CONDITIONS OF PERFORMANCE SHARE UNITS

The following Terms and Conditions apply to the Performance Share Units granted to Employee by NEW JERSEY RESOURCES CORPORATION (the “Company”) and Performance Share Units resulting from Dividend Equivalents (as defined below), if any, as specified in the Performance Share Units Agreement (of which these Terms and Conditions form a part). Certain terms of the Performance Share Units, including the number of Performance Share Units granted, vesting date(s) and settlement date, are set forth on the cover page hereto and Exhibit A, which are an integral part of this Agreement.

1. General. The Performance Share Units are granted to Employee under the Company’s 2017 Stock Award and Incentive Plan (the “Plan”), which has been previously delivered to Employee and/or is available upon request to the Corporate Benefits Department. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Performance Share Stock Units, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations relating to the Plan and grants thereunder of the Leadership Development and Compensation Committee of the Company’s Board of Directors (the “Committee”) made from time to time.

2. Account for Employee. The Company shall maintain a bookkeeping account for Employee (the “Account”) reflecting the number of Performance Share Units then credited to Employee hereunder as a result of such grant of Performance Share Units and any crediting of additional Performance Share Units to Employee pursuant to dividends paid on shares of Stock under Section 5 hereof (“Dividend Equivalents”).

3. Nontransferability. Until Performance Share Units are settled by delivery of shares of Stock in accordance with the terms of this Agreement, Employee may not transfer Performance Share Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 11(b) of the Plan. This restriction on transfer precludes any sale, assignment, pledge or other encumbrance or disposition of the Performance Share Units (except for forfeitures to the Company).

4. Termination of Employment. The following provisions will govern the earning, vesting and forfeiture of the Performance Share Units that are outstanding at the time of Employee’s Termination of Employment (as defined below) (i) by the Company without Cause (as defined below) or by the Employee for Good Reason (as defined below), in either case during the CIC Protection Period (as defined below), or (ii) due to death, Disability (as defined below) or Retirement (as defined below), unless otherwise determined by the Committee (subject to Section 8(e) hereof):

(a) Termination by the Company or by the Employee in Certain Events. In the event of Employee’s Termination of Employment, prior to the Stated Vesting Date, by the Company without Cause within the CIC Protection Period and other than for Disability or Retirement, or by Employee for Good Reason within the CIC Protection Period, the outstanding Performance Share Units will be vested with respect to no less than a Pro Rata Portion (as defined below) of the Performance Share Units, to the extent earned previously (upon a Change in Control where provision is made for the continuance, assumption or substitution of the Performance Share Units by the Company or its successor in connection with the Change in Control or otherwise), to the extent not vested previously, and such earned and vested Performance Share Units will be settled in accordance with Section 6(a) hereof. In the event of Employee’s Termination of Employment, prior to the Stated Vesting Date, (i) by the Company for Cause and other than for Disability or Retirement, (ii) by the Company for any reason other than Disability or Retirement prior to or after the CIC Protection Period, (iii) by Employee (other than for Good Reason within the CIC Protection Period or upon Retirement), or (iv) by Employee (other than upon Retirement) before or after the CIC Protection Period, the portion of the then-outstanding Performance Share Units not earned and vested at the date of Employee’s Termination of Employment will be forfeited.

(b) Death, Disability or Retirement. In the event of Employee’s Termination of Employment, prior to the Stated Vesting Date and before a Change in Control, due to Employee’s death, Disability or Retirement, the outstanding Performance Share Units will be vested with respect to no less than a Pro Rata Portion (as defined below) of the Performance Share Units, to the extent not earned previously, that may become earned on the Earning Date, to the extent not previously vested, and such vested Performance Share Units will continue to be subject to the Performance Goal and will be eligible to be earned if and to the extent that the Performance Goal is achieved or there is a Change in Control prior to the Stated Vesting Date and settled in accordance with Section 6(a) hereof. In the event of Employee’s Termination of Employment, prior to the Stated Vesting Date and on or after a Change in Control, due to Employee’s death, Disability or Retirement, the outstanding Performance Share Units will be vested with respect to no less than a Pro Rata Portion of the Performance Share Units, to the extent earned previously (upon a Change in Control where provision is made for the continuance, assumption or substitution of the Performance Share Units by the Company or its successor in connection with the Change in Control or otherwise), to the extent not vested previously, and such earned and vested Performance Share Units will be settled in accordance with Section 6(a) hereof. Any portion of the then-outstanding Performance Share Units not vested at or before the date of Employee's Termination of Employment will be forfeited.

(c) Certain Definitions. The following definitions apply for purposes of this Agreement:

(i) “Cause” has the same definition as under any employment or similar agreement between the Company and Employee or, if no such agreement exists or if such agreement does not contain any such definition, Cause means (i) Employee’s conviction of a felony or the entering by Employee of a plea of nolo contendere to a felony charge, (ii) Employee’s gross neglect, willful malfeasance or willful gross misconduct in connection with his or her employment which has had a significant adverse effect on the business of the Company and its subsidiaries, unless Employee reasonably believed in good faith that such act or non-act was in or not opposed to the best interest of the Company, or (iii) repeated material violations by Employee of the duties and obligations of Employee’s position with the Company which have continued after written notice thereof from the Company, which violations are demonstrably willful and deliberate on Employee’s part and which result in material damage to the Company’s business or reputation.

(ii) “CIC Protection Period” means the two-year period beginning on the date of a Change in Control and ending on the day before the second annual anniversary of the date of the Change in Control.

(iii) “Disability” means Employee has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations of his employment because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of at least six consecutive months. The Company and Employee shall agree on the identity of a physician to resolve any question as to Employee’s disability. If the Company and Employee cannot agree on the physician to make such determination, then the Company and Employee shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. Only the Company can initiate a Termination of Employment due to Disability.

(iv) “Good Reason” has the same definition as under any employment or similar agreement between the Company and Employee; but, if no such agreement exists or if any such agreement does not contain or reference any such definition, Good Reason shall not apply to the Employee for purposes of this Agreement.

(v) “Pro Rata Portion” means a fraction, the numerator of which is the number of days from the first day of the 36-month earning period specified on Exhibit A to the date of Employee’s Termination of Employment due to Employee’s death, Disability or Retirement, or by the Company without Cause within the CIC Protection Period and other than for Disability or Retirement or by Employee for Good Reason within the CIC Protection Period, and the denominator of which is the number of days from the first day of such 36-month earning period to the Earning Date.

(vi) “Retirement” means the Employee has attained age 65, or age 55 with 20 or more years of service.

(vii) “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code (“Section 424(f) Corporation”) and any partnership, limited liability company or joint venture in which either the Company or Section 424(f) Corporation is at least a fifty percent (50%) equity participant.

(viii) “Termination of Employment” and “Termination” means the earliest time at which Employee is not employed by the Company or a Subsidiary of the Company.

(d) Termination by the Company for Cause. In the event of Employee’s Termination of Employment by the Company for Cause, the portion of the then-outstanding Performance Share Units not earned and vested prior to such time will be forfeited immediately upon notice to Employee that the Company is terminating the Employee’s employment for Cause.

5. Dividend Equivalents and Adjustments.

(a) Dividend Equivalents. Dividend Equivalents will be credited on Performance Share Units (other than Performance Share Units that, at the relevant record date, previously have been settled or forfeited) and deemed converted into additional Performance Share Units. Dividend Equivalents will be credited as follows, except that the Company may vary the manner of crediting (for example, by crediting cash dividend equivalents rather than additional Performance Share Units) for administrative convenience:

(i) Cash Dividends. If the Company declares and pays a dividend or distribution on shares of Stock in the form of cash, then additional Performance Share Units shall be credited to Employee’s Account as of the payment date of such cash dividend or distribution (or settled as of the payment date of such cash dividend or distribution if the Performance Share Units are to be settled before the payment date) equal to the number of Performance Share Units credited to the Account as of the relevant record date multiplied by the amount of cash paid per share of Stock in such dividend or distribution divided by the Fair Market Value of a share of Stock at the payment date for such dividend or distribution.

(ii) Non-Share Dividends. If the Company declares and pays a dividend or distribution on shares of Stock in the form of property other than shares of Stock, then a number of additional Performance Share Units shall be credited to Employee’s Account as of the payment date of such cash dividend or distribution (or settled as of the payment date of such cash dividend or distribution if the Performance Share Units are to be settled before the payment date) equal to the number of Performance Share Units credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at such payment date for such dividend or distribution.

(iii) Share Dividends and Splits. If the Company declares and pays a dividend or distribution on shares of Stock in the form of additional shares of Stock, or there occurs a forward split of shares of Stock, then a number of additional Performance Share Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution or forward split (or settled as of the payment date for such dividend or distribution or forward split if the Performance Share Units are to be settled before the payment date) equal to the number of Performance Share Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock.

(b) Adjustments. The number of Performance Share Units credited to Employee’s Account shall be appropriately adjusted in order to prevent dilution or enlargement of Employee’s rights with respect to Performance Share Units or to reflect any changes in the number of outstanding shares of Stock resulting from any event referred to in Section 11(c) of the Plan, taking into account any Performance Share Units credited to Employee in connection with such event under Section 5(a) hereof. In furtherance of the foregoing, in the event of an equity restructuring, as defined in ASC Topic 718, which affects the shares of Stock, Employee shall have a legal right to an adjustment to Employee’s Performance Share Units which shall preserve without enlarging the value of the Performance Share Units, with the manner of such adjustment to be determined by the Committee in its discretion. All adjustments will be made in a manner as to maintain the Performance Share Unit’s exemption from Code Section 409A or, to the extent Code Section 409A applies, to comply with Code Section 409A. Any adjustments shall be subject to the requirements and restrictions set forth in Section 11(c) of the Plan.

(c) Risk of Forfeiture and Settlement of Performance Share Units Resulting from Dividend Equivalents and Adjustments. Performance Share Units which directly or indirectly result from Dividend Equivalents on or adjustments to Performance Share Units granted hereunder shall be subject to the same risk of forfeiture and other conditions as apply to the granted Performance Share Units with respect to which the Dividend Equivalents or adjustments related and will be settled at the same time as such related Performance Share Units (unless the Performance Share Units are to be settled prior to the payment date of the Dividend Equivalents or the date of such adjustments, in which case the Dividend Equivalents or adjustments will be settled at the payment date of the dividends or the date of such adjustments (and in no event later than 60 days after the Performance Share Units otherwise are to be settled)).

6. Settlement and Deferral.

(a) Settlement Date. Except as otherwise set forth above under “Further Conditions to Settlement,” Performance Share Units granted hereunder that have become earned and vested, together with Performance Share Units credited as a result of Dividend Equivalents with respect thereto, to the extent earned and vested, shall be settled by delivery of one share of Stock for each Performance Share Unit being settled at the time specified herein. Settlement of earned and vested Performance Share Units granted hereunder shall occur at the Earning Date (with shares to be delivered within 60 days after the Earning Date); provided, however, that settlement of earned and vested Performance Share Units shall occur within 60 days after a Change in Control if no provision is made for the continuance, assumption or substitution of the Performance Share Units by the Company or its successor in connection with the Change in Control; and provided further, that settlement shall be deferred if so elected by Employee in accordance with Section 6(b) hereof subject to Section 6(c) hereof. Settlement of Performance Share Units which directly or indirectly result from Dividend Equivalents on Performance Share Units granted hereunder generally shall occur at the time of settlement of the related Performance Share Units except as otherwise described above.

(b) Elective Deferral. The Committee may determine to permit Employee to elect to defer settlement (or redefer) if such election would be permissible under Section 11(k) of the Plan and Code Section 409A. In addition to any applicable requirements under Code Section 409A, any such deferral election shall be made only while Employee remains employed and at a time permitted under Code Section 409A. The form under which an election is made shall set forth the time and form of payment of such amount deferred. Any amount deferred shall be subject to a 6 month delay upon payment if required under Section 11(k)(i)(F) of the Plan. Any elective deferral will be subject to such additional terms and conditions as the Senior Vice President, Chief Human Resources Officer, or the officer designated by the Company as responsible for administration of the Agreement, may reasonably impose.

(c) Compliance with Code Section 409A. Other provisions of this Agreement notwithstanding, because the Performance Share Units will constitute a "deferral of compensation" under Section 409A of the Code (“Code Section 409A”) as presently in effect or hereafter amended (i.e., the Performance Share Units are not excluded or exempted under Code Section 409A or a regulation or other official governmental guidance thereunder; Note: an elective deferral under Section 6(b) would cause the Performance Share Units, if not already, to be a deferral of compensation subject to Code Section 409A after the deferral), such Performance Share Units will be considered a 409A Award under the Plan and, shall be subject to the additional requirements set forth in Section 11(k) of the Plan including without limitation that (i) Termination of Employment shall be construed consistent with the meaning of a Separation from Service and (ii) a Change in Control under the Agreement shall be construed consistent with the meaning of a 409A Ownership/Control Change.

7. Employee Representations and Warranties Upon Settlement. As a condition to the settlement of the Performance Share Units, the Company may require Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation and (ii) to execute a release from claims against the Company arising at or before the date of the release, in such form as may be specified by the Company, and not revoke such release prior the expiration of any applicable revocation period, all within 60 days after Termination of Employment.

8. Miscellaneous.

(a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Performance Share Units, and supersedes any prior agreements or documents with respect to the Performance Share Units. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the Performance Share Units shall be valid unless expressed in a written instrument executed by Employee.

(b) No Promise of Employment. The Performance Share Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c) Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of New Jersey, without giving effect to principles of conflicts of laws, and applicable federal law.

(d) Fractional Performance Share Units and Shares. The number of Performance Share Units credited to Employee’s Account shall include fractional Performance Share Units calculated to at least three decimal places, unless otherwise determined by the Committee. Unless settlement is effected through a third-party broker or agent that can accommodate fractional shares (without requiring issuance of a fractional Share by the Company), upon settlement of the Performance Share Units, the Committee, in its sole discretion, may either (i) round the fractional share to be delivered up to a whole Share or (ii) provide that Employee shall be paid, in cash, an amount equal to the value of any fractional Share that would have otherwise been deliverable in settlement of such Performance Share Units.

(e) Mandatory Tax Withholding. Unless otherwise determined by the Committee, or Employee has elected at least 90 days prior to payout to satisfy the tax obligations in cash by other means, at the time of vesting and/or settlement the Company will withhold first from any cash payable and then from any shares of Stock deliverable in settlement of the Performance Share Units, in accordance with Section 11(d)(i) of the Plan, the number of whole shares of Stock having a value nearest to, but not exceeding, the minimum amount of income and employment taxes required to be withheld under applicable laws and regulations (only with respect to the minimum amount of Shares necessary to satisfy statutory withholding requirements, unless withholding of any additional amount of Shares will not result in additional accounting expense to the Company and is permitted by the Committee), and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Employee will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such minimum withholding taxes that may be due upon vesting or settlement of Performance Share Units.

(f) Statements. An individual statement of each Employee’s Account will be issued to Employee at such times as may be determined by the Company. Such a statement shall reflect the number of Performance Share Units credited to Employee’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Company. Such a statement may be combined with or include information regarding other plans and compensatory arrangements. Employee’s statements shall be deemed a part of this Agreement, and shall evidence the Company’s obligations in respect of Performance Share Units, including the number of Performance Share Units credited as a result of Dividend Equivalents (if any). Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.

(g) Unfunded Obligations. The grant of the Performance Share Units and any provision for distribution in settlement of Employee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee. With respect to Employee’s entitlement to any distribution hereunder, Employee shall be a general creditor of the Company.

(h) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Senior Vice President, Chief Human Resources Officer, or the officer designated by the Company as responsible for administration of the Agreement, and any notice to Employee shall be addressed to Employee at Employee’s address as then appearing in the records of the Company.

(i) Shareholder Rights. Employee and any Beneficiary shall not have any rights with respect to shares of Stock (including voting rights) covered by this Agreement prior to the settlement and distribution of the shares of Stock except as otherwise specified herein. Specifically, Performance Share Units represent a contractual right to receive shares of Stock in the future, subject to the terms and conditions of this Agreement and the Plan, and do not represent ownership of shares of Stock at any time before the settlement of this Award and actual issuance of the shares of Stock.

Exhibit A

NEW JERSEY RESOURCES CORPORATION
2017 Stock Award and Incentive Plan
Performance Goal and Earning of Performance Share Units

The number of Performance Share Units earned by Participant shall be determined as of September ___, 2023 (the “Earning Date”), based on the Company’s “Total Shareholder Return Performance” in the 36-month period ending at the Earning Date as compared against an established group of comparable companies (the “Comparison Group”) selected by the Committee and shown below. The number of Performance Share Units earned will be determined based on the following grid:

Relative Total Shareholder Return

Company Relative Total	Performance Share Units Earned as
Shareholder Return Performance —	Percentage of
Percentile Achieved	Target Performance Share Units
Less than 25th	0%
25th (threshold)	40%
55th (target)	100%
80th and above (maximum)	150%

Total Shareholder Return (or “TSR”), expressed as a percentage, shall be computed as follows:

TSR = (Priceend – Pricebegin + Dividends) / Pricebegin

Pricebegin = the average of the closing share price of the Stock over the 20 trading days beginning October 1, 2020.

Priceend = the average of the closing share price of the Stock over the 20 trading days ending September 30, 2023.

Dividends = dividends or other distributions paid to shareholders with respect to the Stock with ex-dividend dates falling within the 36-month period between October 1, 2020 and September 30, 2023 (with such dividends and other distributions deemed reinvested in shares of Stock as of the ex-dividend date based on the Price of the Stock on the ex-dividend date where not paid in shares of Stock).

Price = the closing price of the Stock as of the applicable date.

Upon achievement of Total Shareholder Return at a percentile between any two specified percentiles, the Performance Share Units earned will be mathematically interpolated on a straight-line basis.

Determinations of the Committee regarding Total Shareholder Return performance, such performance as a percentile within the Comparison Group, the resulting Performance Share Units earned and vested and related matters will be final and binding on Participant.

Companies shall be removed from the Comparison Group if they undergo a Specified Corporate Change. A company that is removed from the Comparison Group before the Earning Date will not be included at all in the computation of Total Shareholder Return. A company in the Comparison Group will be deemed to have undergone a “Specified Corporate Change” if it:

1.	ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; or

2.	has gone private; or

3.	has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or

4.	has been acquired by another company (whether by a peer company or otherwise, but not including internal reorganizations), or has sold all or substantially all of its assets.

The Company shall rely on press releases, public filings, website postings, and other reasonably reliable information available regarding a peer company in making a determination that a Specified Corporate Change has occurred.

The Committee shall determine a reasonable methodology for dealing with companies in the Comparison Group that cease to be engaged in a business comparable to that of the Company. Additionally, TSR will be negative one hundred percent (-100%) if a company: (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations. Total Shareholder Return shall be calculated in a manner that reflects the economic return to shareholders, such that any equity restructuring of the Company or any company in the Comparison Group shall not have the effect of enlarging or reducing the rights of Employee except to the extent of its effects on the real economic return of a shareholder.

Determinations of the Committee regarding Total Shareholder Return performance, in the case of a Change in Control or Employee’s Termination due to death prior to the Earning Date, shall be made as if the performance period had ended at the date of the Change in Control or Termination of Employment due to death, as applicable.

The Comparison Group

CMS Energy Corp.
CenterPoint Energy, Inc.
UGI Corporation
NiSource Inc.
Atmos Energy Corporation
National Fuel Gas Company
MDU Resources Group Inc.
Southwest Gas Corporation
ONE Gas, Inc.
Black Hills Corporation
Spire Inc.
Northwestern Corporation
Avista Corp.
South Jersey Industries, Inc.
Northwest Natural Gas Company
Chesapeake Utilities Corporation
Unitil Corporation

Exhibit B

NEW JERSEY RESOURCES CORPORATION
2017 Stock Award and Incentive Plan
Definitions Under Further Conditions to Settlement

a.	“Business of the Company” means the following areas of its business which are selected below, which Employee acknowledges are areas of the Company’s business in which Employee has responsibilities:

(check as applicable)

—

Natural Gas Distribution: Consists of New Jersey Natural Gas Company, a natural gas utility company that provides regulated retail natural gas service to residential and commercial customers in central and northern New Jersey and participates in the off-system sales and capacity release markets.

—

Energy Services: Maintains and transacts around a portfolio of physical assets consisting of natural gas storage and transportation contracts and also provides wholesale energy management services to other energy companies and natural gas producers in market areas including states from the Gulf Coast and Mid-continent regions to the Appalachian and Northeast regions, the West Coast and Canada.

	—	Clean Energy Ventures: Investor, owner, and operator in the renewable energy sector, including, but not limited to, investments in residential and commercial rooftop and ground mount solar systems.

—

Midstream Assets: Includes investments in natural gas transportation and storage assets and is comprised of the following: Steckman Ridge, which is a partnership that owns and operates a 17.7 Bcf natural gas storage facility, with up to 12 Bcf working capacity, in western Pennsylvania that is 50 percent owned by a Company Subsidiary; Leaf River Energy Center, a natural gas storage facility located in southeastern Mississippi with a combined working natural gas storage capacity of 32.2 million dekatherms; a 20 percent ownership interest in the proposed PennEast Pipeline, a 118-mile pipeline designed to bring natural gas produced in the Marcellus Shale region to homes and businesses in Pennsylvania and New Jersey; and Adelphia Gateway, an 84-mile pipeline in southeastern Pennsylvania.

—

Home Services: Consists of NJR Home Services Company, which provides Heating, Ventilating, and Air Conditioning (HVAC) service, sales and installation of appliances, as well as installation of solar equipment.

b.	“Confidential Information” means all valuable and/or proprietary information (in oral, written, electronic or other forms) belonging to or pertaining to the Company, its customers and vendors, that is not generally known or publicly available, and which would be useful to competitors of the Company or otherwise damaging to the Company if disclosed. Confidential Information may include, but is not necessarily limited to: (i) the identity of the Company’s customers or potential customers, their purchasing histories, and the terms or proposed terms upon which the Company offers or may offer its products and services to such customers, (ii) the identity of the Company’s vendors or potential vendors, and the terms or proposed terms upon which the Company may purchase products and services from such vendors, (iii) technology used by the Company to provide its services, (iv) the terms and conditions upon which the Company employs its employees and independent contractors, (v) marketing and/or business plans and strategies, (vi) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Company, and (vii) information provided to the Company by customers and other third parties under a duty to maintain the confidentiality of such information. Notwithstanding the foregoing, Confidential Information does not include information that: (i) has been voluntarily disclosed to the public by Company or any Employer, except where such public disclosure has been made by Employee without authorization from Company or Employer; (ii) has been independently developed and disclosed by others, or (iii) which has otherwise entered the public domain through lawful means. Confidential Information also does not include information related to any claim of sexual harassment or sexual assault and nothing herein restricts the disclosure of such information. Nothing herein shall prohibit, prevent or restrict the Employee from reporting any allegations of unlawful conduct to federal, state or local officials or to an attorney retained by the Employee.

c.

“Material Contact” means contact in person, by telephone, or by paper or electronic correspondence, or the supervision of those who have such conduct, and which is done in furtherance of the business interests of the company and within the last 36 months.

d.	“Restricted Territory” consists of the following areas, to the extent such areas have been identified as applicable to the definition of the “Business of the company” above:

Natural Gas Distribution: The State of New Jersey and for those employees engaged in or supervising off system sales, the States of New Jersey, New York and Pennsylvania.

Energy Services: The Continental United States and within a 100 mile radius of the Dawn Storage Hub in Canada.

Clean Energy Ventures: The States of New Jersey, Connecticut and Rhode Island.

Midstream Assets: The States of New Jersey, New York, Connecticut, Pennsylvania, Virginia, West Virginia, Mississippi, Alabama, Louisiana and Texas.

Home Services: The State of New Jersey.

e.	“Trade Secrets” means a trade secret of the Company as defined by applicable law